Exhibit 5.1

DLA Piper LLP (US) 1251 Avenue of the Americas 27th Floor New York, New York 10020-1104 www.dlapiper.com

April 15, 2026

Tilray Brands, Inc.
265 Talbot Street West
Leamington, Ontario, Canada

Ladies and Gentlemen:

We have acted as special counsel to Tilray Brands, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company from time to time of shares of the Company’s common stock, par value $0.0001 per share, having an aggregate offering price of up to $180,000,000 (the “Common Shares”), pursuant to the registration statement on Form S-3, filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), on October 9, 2025, which became automatically effective upon filing (the “Registration Statement”), the base prospectus included in the Registration Statement (the “Base Prospectus”), the prospectus supplement, dated April 15, 2026 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”), and the equity distribution agreement, dated April 15, 2026, by and between the Company, on the one hand, and TD Securities (USA) LLC, Jefferies LLC and Roth Capital Partners, LLC, as sales agents and/or principals, on the other hand (the “Open Market Sales AgreementSM”). This opinion letter is being furnished in connection with the filing of the Prospectus Supplement included in the Registration Statement in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

As special counsel for the Company, we have examined the Registration Statement, the Prospectus, the Open Market Sales AgreementSM, and originals or copies, certified or otherwise identified to our satisfaction, of the certificate of incorporation, as amended, of the Company, the bylaws, as amended, of the Company, resolutions, or actions by written consent, of the board of directors of the Company (or a committee thereof) relating to the authorization of the issuance and sale of the Common Shares, among other things, and approval of the Open Market Sales AgreementSM, and such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion, and we are familiar with the proceedings taken and proposed to be taken by the Company in relation to the registration of the issuance and sale of the Common Shares.

In our examination, we have assumed the genuineness and validity of all signatures (including, without limitation, signatures via DocuSign, eSignature or similar technology); the authenticity and completeness of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as certified or photostatic copies or telecopies or portable document file (.pdf) copies (and the authenticity and completeness of the originals of such copies) or which we obtained from the Commission’s Electronic Data Gathering Analysis and Retrieval (“EDGAR”) system; that each individual executing any document, whether on behalf of such individual or an entity, is legally competent to do so; the due authority of the parties signing any document on behalf of a party (other than the Company); the completeness and conformity to the originals of all documents submitted to us as copies; that all public records reviewed or relied upon by us are authentic, accurate and complete; that all factual statements and information contained in any documents are true and complete; and that there has been no oral or written modification or amendments to any documents by action or omission of the parties or otherwise. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Tilray Brands, Inc.
April 15, 2026

We express no opinion concerning any laws of any state or jurisdiction other than those provisions of the General Corporation Law of the State of Delaware (the “DGCL”), which, in the experience of our attorneys who are members of the bar in New York, in the exercise of customary professional diligence, are normally applicable to transactions of the type contemplated in the Open Market Sales AgreementSM, but without our having made any special investigation concerning any other law, rule or regulation, in each case in effect on the date hereof. With respect to our opinion based on the DGCL, our examination has been limited to a review of such laws as reported in standard, unofficial compilations. Our opinion is based on these laws as in effect on the date hereof.

With respect to our opinion expressed below, we have assumed that at or prior to the time of issuance of the Common Shares, the Registration Statement will not have been modified, withdrawn or deregistered and that there will not have occurred any change in law affecting the validity of the issuance of the Common Shares.

Based upon the foregoing, and subject to the assumptions, qualifications, and limitations set forth herein, we are of the opinion that the Common Shares have been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Open Market Sales AgreementSM, will be validly issued, fully paid and non-assessable.

The opinions expressed in this letter are limited to the matters set forth in this letter, and no other opinion should be inferred beyond the matters expressly stated. This letter is rendered as of the date hereof and we disclaim any undertaking to advise you hereafter of any facts, circumstances, events or developments hereafter occurring or coming to our attention which may alter, affect or modify the opinions or confirmations expressed herein.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ DLA Piper LLP (US)

DLA PIPER LLP (US)